FLUENCE ENERGY, INC.

EXECUTIVE SEVERANCE PLAN AND
SUMMARY PLAN DESCRIPTION

ARTICLE I GENERAL PROVISIONS

1.1Establishment and Purpose.
The purpose of the Fluence Energy, Inc. Executive Severance Plan (as may be amended from time to time, the “Plan”) is to provide certain severance benefits, as set forth herein, to the Chief Executive Officer and other Participants of Fluence Energy, Inc. (the “Company”) who (i) are executive officers of the Company as designated from time to time to participate in the Plan by the Board of Directors of the Company (the “Board”), (ii) agree to the terms and conditions of the Plan as set forth herein, and (iii) are involuntarily terminated from employment in certain limited circumstances as provided herein.

This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan, as interpreted by the Administrator (as defined below).

The Plan is a “welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). No one shall have a vested right to Plan benefits.

1.2Term.
The Plan shall be effective on the Effective Date. This Plan supersedes any prior severance plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral, sponsored or maintained by the Company or any of its Subsidiaries and/or to which the Company or any of its Subsidiaries is a party, in each case, with respect to each Participant. This Plan represents exclusive severance benefits provided to certain Participants, which individuals shall not be eligible for other compensation or benefits provided in other severance plans, policies, programs, guidelines, arrangements, or letters of the Company or any of its Subsidiaries.

1.3Definitions.

Except as may otherwise be specified or as the context may otherwise require, for purposes of the Plan, the following terms shall have the respective meanings ascribed thereto.

“Administrator” means the committee or persons designated by the Board and/or Compensation Committee, provided that, for the Chief Executive Officer, it shall mean the Board.

“Annual Base Salary” means a Participant’s annualized base salary from the Employer as in effect on the Participant’s Termination Date.

“Annual Bonus” means the final bonus amount determined by the Board or Compensation Committee based on actual results measured against the applicable performance criteria and subject to all terms and conditions of the applicable bonus or incentive plan or program.

“Benefit Schedule” means any schedule attached to the Plan which sets forth the benefits of specified Participants, as approved by the Administrator and updated by it from time to time.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in the Incentive Award Plan. “Change in Control” shall have the meaning set forth in Incentive Award Plan. “Chief Executive Officer” means the Chief Executive Officer of the Company.
“CIC Period” means the three months prior to a Change in Control and twelve months following a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985,
as amended.
“COBRA    Coverage” means coverage under Employer-sponsored medical
(excluding health care flexible spending accounts), dental and vision plans which is required to be offered to terminated employees under Section 4980B of the Code and Section 606 of ERISA (or applicable state law).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Fluence” means Fluence Energy, Inc., a Delaware corporation, or any successor thereto.

“Compensation Committee” means the compensation committee of the Board. “Disability” shall have the meaning set forth in the Incentive Award Plan. “Effective Date” means the date the Plan was approved by the Board.
“Employer” means, with respect to a Participant, means the Company or its applicable subsidiary that employs such Participant.
“Good Reason” or “Good Reason Termination” means the voluntary Separation From Service of the Participant during the CIC Period due to any of the following events without the Participant’s written consent: (a) the relocation of the Participant’s principal place of employment to a location that is more than 50 miles from the principal place of employment in effect immediately prior to such Change in Control; (b) a material diminution in the duties or responsibilities of the Participant from those in place immediately prior to such Change in Control (other than, with respect to the Chief Executive Officer, due to removal (or failure to appoint) as a member of the successor company’s board of directors); (c) a material reduction in the base salary or annual incentive opportunity of the Participant from what was in place immediately prior to such Change in Control; and (d) the failure of any successor entity to the Company following a

Change in Control to assume the Plan, as in effect immediately prior to such Change in Control. The Participant must (i) notify the Board, in writing, within ninety (90) days of the event constituting Good Reason of the Participant’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the manner of the Good Reason event, (ii) the event must remain uncorrected for thirty (30) days following the date that the Participant notifies the Board in writing of the Participant’s intent to terminate employment for Good Reason (the “Notice Period”), and (iii) the termination date must occur within sixty (60) days after expiration of the Notice Period. For the avoidance of doubt, “Good Reason” shall not apply outside of the CIC Period.

“Incentive Award Plan” means the Fluence Energy, Inc. 2021 Incentive Award Plan, as may be amended from time to time (or, if no longer in place, any successor thereto).
“Ineligible Termination” means:

•The Participant’s voluntary resignation, including, but not limited to, the Participant’s unilateral Separation From Service at any time prior to any scheduled future Termination Date, other than for Good Reason;
•A Separation From Service in connection with a Participant’s failure to return to work immediately following the conclusion of an approved leave-of- absence;
•A Separation From Service for, or on account of, a termination of employment by the Employer for Cause;

•A termination due to Disability;
•A termination due to the Participant’s death;
•A termination described in the “Sale of Business Rule” set forth in Section 2.2 herein; or

•The voluntary transfer of employment from the Participant’s Employer to another Subsidiary.
“Involuntary Termination” means a Participant’s involuntary Separation From Service that is (i) not an Ineligible Termination and (ii) by action of the Employer on account of Termination without Cause.
“LTI Awards” means, collectively, the grants under any LTI Plan of equity or equity-based awards (including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units and other stock or cash based awards (including phantom equity).

“LTI Plans” means the Incentive Award Plan, Phantom Plan and Option Plan.

“Option Plan” means the 2020 Unit Option Plan of Fluence Energy, LLC.
“Participant” means any executive officer of the Company who: (i) has been designated by the Administrator as a Participant in the Plan; and (ii) has executed the document set forth on Exhibit A. For the avoidance of doubt, seconded individuals are ineligible to be Participants, unless otherwise determined by the Administrator in writing in its sole discretion.
“Phantom Plan” means the Fluence Energy, LLC Phantom Equity Incentive Plan. “Pro-Rata Bonus” means the Participant’s Target Bonus for the year in which the
Separation From Service occurs, multiplied by a fraction, the numerator of which is the number of days during such year that the Participant was employed by the Employer and the denominator which is 365 (or 366 as the case may be).

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation From Service” shall mean “separation from service” (within the meaning of Section 409A).

“Severance Period” means the length of time in which a Participant is entitled to receive the separation payments set forth in Section 4.2.

“Shares” means shares of Class A common stock, par value $0.01 per share, of the
Company.

“Specified Employee” means a specified employee (within the meaning of Section
409A) of the Company as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.
“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Company.
“Target Bonus” means a Participant’s annual target bonus compensation, as established by the Employer and in effect on the Participant’s Termination Date, in the event that such Participant achieves 100% of the performance criteria for such Bonus.

“Termination Date” means the date of the Participant’s Separation From Service.

ARTICLE II PARTICIPATION AND ELIGIBILITY

2.1Eligibility.

A Participant shall, upon execution of the release in the form specified in Article III of this Plan in the time and manner set forth in Section 3.1 of the Plan, be eligible for the severance benefits provided under Article IV of this Plan if such Participant’s Separation From Service is by reason of an Involuntary Termination or Good Reason Termination, as applicable. A Participant who fails to execute the release in the time and manner set forth in Section 3.1 or who subsequently revokes execution of the release in accordance with its terms shall not be entitled to receive the severance benefits under this Plan.

2.2Sale of Business Rule.
Except to the extent a Participant’s Separation From Service qualifies as a Good Reason Termination, a Participant shall not be eligible for benefits under the Plan if the Participant’s Separation From Service is in connection with the sale of the stock or other ownership interests of the Employer or other related entity, or the sale, lease, or other transfer of the assets, products, services or operations of the Employer or other related entity to a third party if either of the following occurs:
•The Participant is employed by the third party or an affiliate thereof immediately following the sale, transfer or lease; or
•The Employer terminates the employment of a Participant who did not accept an offer of employment from the third party or an affiliate thereof when the third party or affiliate thereof offered a compensation and benefits package that was, in the aggregate, substantially comparable to the compensation and benefits provided by the Employer immediately prior to such sale, transfer or lease; provided that such Participant was not required to relocate to a work site location that is located greater than 50 miles from the Participant’s then- assigned work site of the Employer.

Notwithstanding the foregoing, this Section 2.2 shall not apply if a Participant’s Separation From Service occurs in connection with a Change of Control and, as such, any such Separation From Service will not be an Ineligible Termination solely on the basis of the Sale of Business Rule.

ARTICLE III RELEASE

3.1Release.

Notwithstanding anything in this Plan to the contrary, no benefits of any sort or nature (other than as provided in Section 3.2) shall be due or paid under this Plan to any Participant unless the Participant executes a written release and covenant not to sue, in form and substance satisfactory to the Employer, in its sole discretion, and does not thereafter revoke such release, in each case, within the time stated in the release; provided, however, that in all cases such release must become final, binding and irrevocable within sixty (60) days following the Participant’s Termination Date. The written release shall waive any and all claims against the Employer and all related parties including, but not limited to, claims arising out of the Participant’s service for the Employer and the Participant’s termination of service. At the sole discretion of the Employer, the release also may include such noncompetition, nonsolicitation and nondisclosure provisions as the Employer considers necessary or appropriate, which would be in addition to the Restrictive Covenants Agreement (as defined below).

3.2Outplacement Services.

Notwithstanding Section 3.1, the outplacement services set forth under Section 4.4 herein may or may not be provided, at the discretion of the Employer, to a Participant prior to the execution of a release under this Plan. In the event such Participant does not execute, or executes and then revokes such release, the Participant shall be solely responsible for the costs of such outplacement services.

ARTICLE IV SEVERANCE BENEFITS
4.1Severance Benefits.

In the event of an Involuntarily Termination or Good Reason Termination, the applicable Participant shall be eligible for the severance payments and benefits described in this Article IV, subject to the terms of the Plan (including Article III). For the avoidance of doubt, in the event of any other termination of service, the Participant shall not be entitled to any severance payments or benefits under Article IV or otherwise, except as required by law.

4.2Separation Payment.

4.2.1In the event of an Involuntarily Termination or Good Reason Termination, the applicable Participant shall be entitled to receive a cash separation payment in an amount as described in the Benefit Schedule (the “Separation Payment”).
4.2.2To the extent an Involuntary Termination or Good Reason Termination occurs outside of the CIC Period, the Separation Payment shall be paid in substantially equal installments as salary continuation in accordance with the Employer’s established payroll policies and practices over the same time period upon which the separation payment is based, which shall be set forth in the Benefit Schedule. The first installment of the Separation Payments will commence on the Employer’s next normal pay date occurring after the date the Participant’s release becomes final, binding and irrevocable, provided that, if the release period spans two calendar years, then the first installment of the Separation Payment (which installment shall include any installment of the Separation Payment that would have been paid to the Participant prior to such date absent the requirement to execute the release) will be paid on the first business day of the second calendar year if such date is later than the date on which such installment would otherwise have been paid pursuant to this Section 4.2.2 absent this proviso.

4.2.3To the extent an Involuntary Termination or Good Reason Termination occurs during the CIC Period, the Separation Payment shall be paid in lump sum on the Employer’s first normal pay date occurring after the date the Participant’s release becomes final, binding and irrevocable, provided that, if the release period spans two calendar years, then the Separation Payment will be paid on the first business day of the second calendar year if such date is later than the date on which such payment would otherwise have been paid pursuant to this Section 4.2.3 absent this proviso.

4.3Subsidy for COBRA Coverage. In the event of an Involuntarily Termination or Good Reason Termination, if a Participant is eligible for (and timely and properly elects) COBRA Coverage, then the Employer shall directly pay or, at its election, reimburse the Participant for, an amount equal to the employer portion of COBRA premiums for the Participant and the Participant’s covered eligible dependents (at the same benefit and coverage levels (including with respect to eligible dependents) as if Participant had remained employed and ) beginning in the calendar month following the calendar month in which the Termination Date occurs and continuing for the period set forth in the applicable Benefit Schedule (the “COBRA Coverage Subsidy” and such period the “Benefits Continuation Period”). Notwithstanding the foregoing, (a) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefits Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Employer is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Employer reimbursement shall thereafter be paid to the Participant in substantially equal installments over the Benefits Continuation Period (or the remaining portion thereof). The Benefits Continuation Period will run concurrently with the COBRA continuation period required under applicable law. However, following expiration of the Benefits Continuation Period, a Participant may, to the extent eligible, continue COBRA Coverage for the remainder of the COBRA continuation period, if any. For avoidance of doubt, the payment described in this Section 4.3 shall not apply solely with respect to the US Participant’s eligible dependents unless the US Participant has COBRA Coverage. If a Participant does not have COBRA continuation rights as of his or her actual Termination Date, the Participant shall not be entitled to continuation coverage or cash in lieu thereof.

4.4Outplacement Services.

In the event of an Involuntarily Termination or Good Reason Termination, a Participant shall be eligible for such outplacement services that are substantially comparable to those typically provided to employees of the same job classification or level. The amount of outplacement services shall be determined by the Administrator, provided, that the maximum amount of outplacement services for each Participant shall be specified in the Benefit Schedule. Outplacement services may be provided by an independent agency or by the Employer. Notwithstanding the foregoing, the availability, duration, and appropriateness of outplacement services shall be determined by the Employer in its sole discretion; provided, however, that outplacement expenses must be reasonable, must be actually incurred by the Participant and may not extend beyond the December 31 of the second calendar year following the calendar year in which the Termination Date occurred (or such shorter period as specified by the Employer). Any such reimbursement shall be as soon as administratively feasible, but in no event later than December 31st of the third calendar year following the calendar year in which the Termination Date occurred. If a Participant has elected to not receive outplacement services, the Participant shall not be entitled to cash in lieu thereof. Post-termination outplacement benefits are intended to be excepted from Section 409A under the separation payment benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(A).

4.5Bonus Compensation. In the event of an Involuntarily Termination or Good Reason Termination:

4.5.1Outside of the CIC Period, Participant will be eligible for (i) a prorated Target Bonus for the fiscal year of termination; and (ii) any accrued but unpaid Actual Bonus compensation for performance periods completed prior to the Date of Termination. The Pro-Rata Bonus specified in Section 4.5.1 will be prorated based on the amount of time the Participant was actively at work on a full-time basis in the calendar year in which the Participant’s Termination Date falls, and will be paid within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4).

4.5.2During CIC Period, a Participant will be eligible for (i) an amount equal to a prorated Target Bonus for the fiscal year of termination; and (ii) any accrued but unpaid Actual Bonus compensation for performance periods completed prior to the Date of Termination. The prorated Target Bonus specified in Section 4.5.2 will be prorated based on the amount of time the Participant was actively at work on a full-time basis in the calendar year in which the Participant’s Termination Date falls, and will be paid within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4).

4.6Equity and Equity-Based Compensation. In the event a Participant is Involuntarily Terminated or terminates employment for Good Reason:

4.6.1Outside of the CIC Period, and such Separation of Service occurs at least one-year following the grant date of an LTI Award, the following provisions shall apply with respect to such LTI Award:
(a)Time-Based LTI Awards. Any unvested LTI Award subject to time- based vesting at the time of the Participant’s Separation of Service shall become vested on a prorata basis (equal to the fraction, where (x) the numerator is the number of days that the Participant was continuously employed from the Grant Date through the date of such Separation From Service and
(y)the denominator of which is the number of days from the Grant Date through such specified vesting date, rounded upon to the next whole number). The Participant shall forfeit any LTI Awards subject to time-based vesting that remain unvested following such acceleration.

(b) Performance-Based LTI Awards. In the event a Participant’s Separation of Service occurs during the final six months of the performance period of any unvested LTI Award subject to performance-based vesting (a “Performance Period”), any such unvested LTI Award shall become vested on a prorata basis (equal to the product of (x) the fraction, where
(A)the numerator of which is the number of days that the Participant was continuously employed from the first day of the Performance Period through the date of such Separation From Service and
(B)the denominator of which is the number of days in the Performance Period and (y) the number of Shares or amount of cash under such LTI Award that could have become earned and vested at the close of the Performance Period based upon the Company’s target performance of any performance criteria set forth in the LTI Award). The Participant shall forfeit any LTI Awards subject to performance-based vesting that remain unvested following such acceleration.

4.6.2During the CIC Period, the following provisions shall apply with respect to such LTI Award:

(a)Replacement Award. An LTI Award shall not vest upon the occurrence of a Change in Control if the Participant receives a Replacement Award (as defined below) with respect to such LTI Award. A “Replacement Award” includes (x) an LTI Award that remains outstanding following the occurrence of a Change in Control or (y) an LTI Award provided to a Participant as a replacement, of an outstanding LTI Award (such replaced LTI Award, a “Replaced Award”) in connection with a Change in Control that satisfies the following conditions, unless otherwise determined by the Administrator: (A) it has a value at least equal to the value of the Replaced Award; (B) it relates to publicly traded equity securities of the Company, its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (C) its other terms and conditions are not substantially less favorable to the Participant in the aggregate than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change in control); and (D) in the event of an Involuntary Termination or a Good Reason Termination occurring during the three months prior to or twelve months following such Change in Control, to the extent not fully vested as of such Separation From Service, the Replacement Award shall become fully vested and (if applicable) exercisable and free of restrictions, as of the later of the Termination Date or the date of the Change in Control. Subject to compliance with Section 409A, such Replacement Awards shall be paid in accordance with the original terms of the Replaced Award, provided that, the Administrator has the authority to pay the Replacement Award in cash, even if such Replaced Award is payable in Shares, by its original terms.

(b)No Replacement Award. To the extent that a Replacement Award is not provided to the Participant, upon the occurrence of a Change in Control, (x) any unvested time- based LTI Awards shall become fully vested and immediately exercisable, as applicable, and shall be settled in full by a payment equal to the Fair Market Value of the Shares underlying the LTI Awards, which shall be paid either in cash or, in the discretion of the Administrator, in whole or in part in Shares; and (y) any unvested performance-based LTI Awards shall vest assuming the performance criteria of such LTI Awards were achieved for the entire Performance Period, at the target performance through the date of the Change in Control, as determined by the Administrator in its sole discretion. The vesting of such LTI Awards shall occur on the effective date of the Change in Control. Subject to compliance with Section 409A, the payment of such LTI Awards shall be made within thirty days following the effective date of the Change in Control, less any applicable exercise or strike price and withholding taxes, provided that, the Administrator has the authority to pay the LTI Award in cash, even if such LTI Award is payable in Shares by its original terms.

4.6.3Notwithstanding the foregoing, if the Fair Market Value of a Share subject to a stock option or stock appreciation right, as determined by the terms of the Change in Control transaction, does not exceed the exercise price of the stock option or stock appreciation right, such stock option or stock appreciation right may be cancelled without the issuance of a Replacement Award, and the Company shall have no further obligations with respect to such stock option or stock appreciation right.

4.6.4If a Participant’s employment terminates for any other reason not set forth in this Section 4.6, the terms and conditions for termination of employment as defined in the applicable LTI Plan and award agreements of the LTI Awards shall control.
ARTICLE V
PLAN ADMINISTRATION

5.1Operation of the Plan.

The Administrator is the named fiduciary of the Plan. The Administrator may delegate any and all of its powers and responsibilities hereunder or appoint agents to carry out such responsibilities, and any such delegation or appointment may be rescinded at any time. The Administrator shall establish the terms and conditions under which any such agents serve. The Administrator shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Company or a Subsidiary) as it may deem advisable to assist in the administration of the Plan.

5.2Administration of the Plan.

To the extent that the Administrator, in its sole discretion, deems necessary or desirable, the Administrator may establish rules for the administration of the Plan, prescribe appropriate forms, and adopt procedures for handling claims and the denial of claims. The Administrator shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Administrator shall have the authority to determine eligibility for, and the amount of any benefits due to, a Participant in accordance with this Plan and the applicable Benefit Schedule, and, in connection with the foregoing, to make factual determinations, correct deficiencies, and supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan or any Benefit Schedule. Any and all such determinations of the Administrator shall be final, conclusive, and binding on the Employer, the Participant, and any and all interested parties. If challenged in a legal proceeding, the Administrator’s interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.

5.3Funding.
The Plan shall be unfunded and all payments hereunder and expenses incurred in connection with this Plan shall be paid from the general assets of the Employer. Benefits will be paid directly by the Employer employing the Participant.

5.1Code Section 409A.
5.4.1Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). With respect to payments subject to Section 409A of the Code: (i) it is intended that payments events authorized under the Plan qualify as permissible payment events for purposes of Section 409A of the Code; and (ii) the Company and each Employer reserve the right to accelerate or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator, the Company, an Employer, or Subsidiary (or their employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law. Notwithstanding anything in the Plan to the contrary, the Administrator may (but is not obligated to), without a Participant’s consent, amend this Plan, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of any benefits provided under this Plan, including any such actions intended to
(A) exempt this Plan from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after the Effective Date.
5.4.2To the extent necessary to avoid taxes under Section 409A: (i) the right to the Separation Payment shall be treated as the right to a series of separate and distinct payments; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. A Participant shall have no right to designate the date of any payment under the Plan. For purposes of the Plan, each Separation Payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows:
(i) each Separation Payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Termination Date is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) each Separation Payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A- 1(b)(9)(iii).

5.4.3Notwithstanding any contrary provision in the Plan, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation”

payable under this Plan payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

ARTICLE VI CLAIMS
6.1General.

A Participant who believes that he or she is entitled to benefits under the Plan and has not received them should submit a written claim with the Administrator. Any claim for benefits must be made within six months of the Participant’s Termination Date, or the Participant will be forever barred from pursuing a claim. For purposes of this Article VI, a Participant making a claim for benefits under the Plan or their authorized representative shall be referred to as a “claimant.” The claimant shall file the claim with and in the manner prescribed by the Administrator. The Administrator shall make the initial determination concerning rights to and amount of benefits payable under this Plan. No benefit will be payable under the Plan except as determined payable by the Administrator in its sole discretion. The Administrator shall have the right to delegate its duties under this Article, and all references to the Administrator shall be a reference to any such delegate, as well.

6.2Claim Evaluation.

A properly filed claim will be evaluated and the claimant will be notified of the approval or the denial of the claim within a reasonable period of time, not to exceed ninety (90) days after the receipt of the claim, unless special circumstances require an extension of time for processing. Written notice of the extension will be furnished to the claimant prior to the expiration of the initial ninety-day (90-day) period, and will specify the special circumstances requiring an extension and the date by which a decision will be reached.

6.3Notice of Disposition.
A claimant will be given a written or electronic notice of the Administrator’s decision in which the claimant will be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part the notice will set forth, in a manner to be understood by the Claimant, : (i) the specific reasons for the denial; (ii) references to pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

6.4Appeals.
If a claim is denied, in whole or in part, the claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim, subject to the temporary COVID-19 extension of deadlines. The claimant:

i.may submit written comments, documents, records and other information relating to the claim for benefits;

ii.will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits; and
iii.will receive a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
The Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals. Under this relief, the period from March 1, 2020 until sixty (60) days after the announced end of the national emergency (or such other date announced by the Agencies) will be disregarded in determining the deadlines for a claimant to file claims and appeals under this Plan, provided, however, that no more than one year will be disregarded in determining a given deadline.

The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. A determination on the appeal by the Administrator will be made within a reasonable period of time, but not later than sixty (60) days after an appeal is received, unless special circumstances require an extension of time for reviewing the appeal, in which case the claimant will be given written notice within the initial sixty-day (60-day) period specifying the reasons for the extension and when the review will be completed (provided the review will be completed within one hundred and twenty (120) days after the date the appeal was filed). In pursuing such appeal the claimant:

i.will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits;
ii.may submit written comments, documents, records and other information relating to the claim; and
iii.will receive a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
The Administrator shall provide the claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the claimant:

i.the specific reason or reasons for the adverse benefit determination;
ii.reference to the specific Plan provisions on which the adverse benefit determination is based;
iii.a statement that the claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

iv.a statement of the employee’s right to bring an action under Section 502(a) of ERISA.

A decision on appeal will be final and binding on all persons for all purposes. If a claimant’s claim for benefits is denied in whole or in part, the claimant may file suit in a state or federal court. The claimant may file suit in a state or federal court only if the claimant has exhausted this claims procedure. Failure to do so will cause a denial of benefits to be final and binding and preclude the claimant from filing suit with respect to the claim. If any such state or federal judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Administrator. In addition, any such state or federal judicial or administrative proceeding must be filed within twelve (12) months after the Administrator’s final decision.

6.5Address. The address of the Administrator is:

Senior Vice President, General Counsel & Secretary 4601 Fairfax Drive, Suite 600
Arlington, Virginia 22203
Any such state or federal judicial or administrative proceeding relating to this Plan shall only be brought in the Circuit Court for Arlington County, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division. If any such action or proceeding is brought in any other location, then the filing party expressly consents to the transfer of such action to the Circuit Court for Arlington County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division. Nothing in this clause shall be deemed to prevent any party from removing an action or proceeding to enforce or interpret this Plan from the Circuit Court for Arlington County, Virginia to the United States District Court for the Eastern District of Virginia, Alexandria Division.

ARTICLE VII
PLAN AMENDMENTS

7.1    Amendments; Section 409A.
The Board may, at any time and in its sole discretion, amend, modify or terminate the Plan, including any Benefit Schedule, as the Board, in its judgment shall deem necessary or advisable; provided, however, no such amendment, modification or termination adopted on or after a Change in Control shall be effective until the end of the CIC Period, without the express written consent of the affected Participant(s). Notwithstanding the foregoing or any provision of the Plan to the contrary, the Board may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable, to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a payment event under the Plan unless otherwise permitted under Section 409A of the Code.

ARTICLE VIII RESTRICTIVE COVENANTS

8.1 Restrictive Covenants. The Participant acknowledges and agrees that he or she will be subject to the restrictive covenants and other obligations pursuant to a Confidentiality and Restrictive Covenant Agreement in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). Notwithstanding anything to the contrary herein (but without limiting any rights and remedies of the Employer or any its affiliate as set forth in the Restrictive Covenant Agreement), the Administrator may cancel any entitlements, or require repayment of benefits previously received under the term of this Plan if the Participant, without the consent of the Employer, has engaged in or engages in activity that is in violation of any non-competition, non- solicitation, non-disparagement or non-disclosure covenant or agreement with the Employer or any of its affiliates (including, without limitation, those set forth on the Restrictive Covenant Agreement), as determined by the Administrator.

ARTICLE IX MISCELLANEOUS

9.1Plan Document.

To the extent any other written or oral communication to a Participant conflicts with this Plan, the Plan document shall control.

9.2Provisions for Foreign Participants. The Administrator may modify any entitlements under the Plan granted to Participants who are foreign nationals or employed outside the United States (such Participants, “Non-U.S. Participants”) or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters. Non-U.S. Participants shall be entitled to receive any severance payments provided under his or her respective foreign jurisdictions and the benefits under this Plan, provided that, such entitlements do not result in a duplication of benefits.

9.3Impact on Other Benefits.
Except as otherwise provided herein, any amounts paid to a Participant under this Plan shall have no effect on the Participant’s rights or benefits under any other employee benefit plan sponsored by the Employer; provided, however, that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance plan, policy, guideline, arrangement, agreement, letter and/or other communication, whether formal or informal, written or oral sponsored by the Employer or an affiliate thereof and/or entered into by any representative of the Employer and/or any affiliate thereof. Further, any such amounts shall not be used to determine eligibility for or the amount of any benefit under any employee benefit plan, policy, or arrangement sponsored by the Employer or any affiliate thereof.

9.4Tax Withholding and Excise Tax Reduction (Best of Net) Provision.
(a)The Employer shall have the right to withhold from any benefits payable under the Plan or any other wages payable to a Participant an amount sufficient to satisfy U.S. federal, state and local, and non-U.S. tax withholding requirements, if any, arising from or in connection with the Participant’s receipt of benefits under the Plan.
(b)Notwithstanding anything to the contrary herein or in any documentation relating to the Participant’s LTI Awards or other compensation or benefits, if the Participant would otherwise become subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Excise Tax”):

(c)The aggregate of all “parachute payments” (as such term is used under Section 280G of the Code), whether payable under this Plan or otherwise, shall be reduced to the largest amount that Participant can receive without being subject to the Parachute Excise Tax; provided, however, that such reduction shall be made if, and only if, the amount of all parachute payments after such reduction, net of all U.S. federal, state and local and non-U.S. income and employment taxes applicable thereto, is at least equal to the amount of parachute payments the Participant would be entitled to prior to such reduction, net of all U.S. federal, state and local and non-U.S. income and employment taxes applicable thereto and the Parachute Excise Tax. If such reduction is required, unless otherwise determined by the Administrator, the parachute payments shall be reduced in the following order: first, by reducing all cash payments under this Plan or otherwise, in the reverse order of payment; second, by reducing any performance-based equity awards (if any) the vesting of which is accelerated; third, by reducing any time-based equity awards (if any), the vesting of which is accelerated; and fourth, by reducing any non-cash benefits (if any).

(d)The computation of the amount of the required reduction, if any, shall be done by a reputable independent accounting or consulting firm with substantial experience with the Parachute Excise Tax selected by the Company and such computations shall be final, conclusive and binding on the applicable Participant. All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this section shall be borne solely by the Company.

(e)If a Participant is subject to any tax imposed by any U.S. state or local or non-U.S. jurisdiction that has an effect similar to the Parachute Excise Tax, the payments to such Participant may be adjusted in a manner similar to that provided above.

9.5No Employment or Service Rights.
Nothing contained in the Plan shall confer upon any employee any right with respect to continued employment with the Employer, nor shall the Plan interfere in any way with the right of the Employer to at any time reassign an employee to a different job, change the compensation of the employee or terminate the employee’s employment for any reason.

9.6Nontransferability.

Notwithstanding any other provision of this Plan to the contrary, the benefits payable under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person, other than pursuant to the laws of descent and distribution, without the consent of the Company.

9.7Successors.

The Company and its affiliates shall use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and its affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in substantially the same manner and to substantially the same extent that the Company and its affiliates would be required to perform if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in the event of such assumption the Company and its affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan.

9.8Headings and Captions.
The headings and captions herein are provided for reference and convenience only. They shall not be considered as part of the Plan and shall not be employed in the construction of the Plan.

9.9Gender and Number.
Where the context admits, words in any gender shall include any other gender, and, except where clearly indicated by the context, the singular shall include the plural and vice-versa.
9.10Nonalienation of Benefits.

None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive under this Plan.

9.11Governing Law.
Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan.

9.12Clawback and Recoupment

All payments of severance benefits made under this Plan shall be subject to any other compensation deduction, cancellation, clawback or recoupment policies that are in effect from time to time, (whether in effect prior to, on or after the commencement of payment of severance benefits), or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company or a subsidiary or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require a Participant to repay any severance benefits previously received by him or her in the event that either the Participant breaches any post-employment restrictive covenants, or if it is determined after termination of employment that the Participant could have been terminated for Cause, and may also provide for any benefits payable under the Plan to be offset by any amounts previously paid to the Participant under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the maximum extent permitted by applicable law, the Participant consents to any such offset, deduction, cancellation, clawback or recoupment.

The Fluence Energy, Inc. Executive Severance Plan has been duly executed by the undersigned on this 7th day of February 2022.

Fluence Energy, Inc. By: /s/ Frank Fuselier
Frank Fuselier
Senior Vice President, General Counsel and Secretary

APPENDIX A BENEFIT SCHEDULE

	Involuntary Termination by the Company (Other than due to Death or Disability, or for Cause) Outside of CIC Period
	Separation Payments	Benefits Continuation Period	Outplacement Services	Bonus Compensation	Equity Compensation
Chief Executive Officer	150% of Annual Base Salary, payable over an 18-month period	18 months*	$50,000	See Section 4.5 of the Plan	See Section 4.6 of the Plan
All Other Participants	100% of Annual Base Salary payable over a 12-month period	12 months*	$25,000	See Section 4.5 of the Plan	See Section 4.6 of the Plan

* The Benefit Continuation Period shall extend until the earliest of (a) the period set forth in the applicable Benefits Schedule, (b) the date such Participant is no longer eligible for COBRA Coverage, and (c) that date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “Benefits Continuation Period”). The Participant must notify the Administrator immediately upon becoming eligible to receive group health plan coverage by means of subsequent employment.

	Involuntary Termination or Termination for Good Reason During the CIC Period
	Separation Payments	Benefits Continuation Period*	Outplacement Services	Bonus Compensation	Equity Compensation
Chief Executive Officer	200% of the sum of (x) Annual Base Salary and (y) Target Bonus, payable in lump sum	18 months*	$50,000	See Section 4.5 of the Plan	See Section 4.6 of the Plan
All Other Participants	150% of the sum of (x) Annual Base Salary and (y) Target Bonus, payable in lump sum	18 months*	$25,000	See Section 4.5 of the Plan	See Section 4.6 of the Plan

* The Benefit Continuation Period shall extend until the earliest of (a) the period set forth in the applicable Benefits Schedule, (b) the date such Participant is no longer eligible for COBRA Coverage, and (c) that date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “Benefits Continuation Period”). The Participant must notify the Administrator immediately upon becoming eligible to receive group health plan coverage by means of subsequent employment.

Exhibit A

FLUENCE ENERGY, INC. EXECUTIVE SEVERANCE PLAN

Executive Acknowledgment and Agreement

I hereby agree to the terms and conditions of the Fluence Energy, Inc. Executive Severance Plan, as in effect on the date set forth below and as may be amended from time to time ("Plan"), including but not limited to the post-termination restrictive covenants described in the Restrictive Covenants Agreement. I understand that pursuant to my agreement to be covered under the Plan, as indicated by my signature below, the terms of the Plan will exclusively govern all subject matter addressed by the Plan and I understand that the Plan supersedes and replaces, as applicable, any and all agreements, plans, policies, guidelines or other arrangements with respect to the subject matter covered under the Plan.

Dated:

EXECUTIVE

____________________________
Name:

Exhibit B

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

This Confidentiality and Restrictive Covenant Agreement (this “Agreement”) is made on the date hereof by and between the Company and the undersigned (“Individual”). The Company and Individual are each a “Party” and collectively, the “Parties” to this Agreement. Capitalized terms not defined herein shall have the meanings set forth in Fluence Energy, Inc. Executive Severance Plan (the “Executive Severance Plan”).
By this Agreement, (a) the Company and Individual wish to confirm that any Company Materials and/or Confidential Information (as each such term is defined below) of the Company made available to and/or learned or received by Individual in the course of his or her employment, and any intellectual and proprietary rights associated with any work undertaken by Individual for the Company, will be and remain the property of the Company to be used and disclosed solely at the Company’s direction and (b) Individual wishes to agree to certain restrictive covenants that will apply during and following his or her employment with the Company.
Therefore, in consideration of Individual’s employment and/or continued employment with the Company and the compensation, training, and other benefits now and hereafter offered to Individual as well as other good and valuable consideration, the sufficiency of which the Parties hereby acknowledge, the Company and Individual agree to the following terms and conditions.
1.Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

a.“Company” means Fluence Energy, Inc., together with its subsidiaries and affiliates.

b.“Company Materials” means any and all documents or items on any and all media now known or hereinafter developed that contain or embody Confidential Information or Company Property, whether such documents have been prepared by the Company, Individual, or others. “Company Materials” include, by way of example and without limitation, documents, agreements, reports, blueprints, drawings, designs, diagrams, photographs, charts, graphs, notes, notebooks, summaries, lists, specifications, tools, equipment, files, databases, software, programming code, printouts, audio, video, and other electronic, printed, typewritten, or handwritten content or information as well as any samples, prototypes, editions, models, or versions of the foregoing.

c.“Confidential Information” means any and all information which is accessible to, provided to, or becomes known to Individual as a consequence of his or her employment by the Company, whether relating to the Company or a Third Party, and which (i) is marked as “Confidential,” “Proprietary,” or with another similar marking(s), (ii) would reasonably be understood to be confidential or proprietary information, or (iii) would reasonably be understood to be a valuable, special, or unique asset of the Company for which any unauthorized disclosure or use may or would be damaging or harmful to the Company or result in unjust enrichment of Individual. By way of example, “Confidential Information” includes, but is not limited to, information about pricing, methods of operation, current and future contracts, proposals, business contacts, customer lists, customer account information, supplier information, technological, business, financial, engineering, statistical, marketing, and personnel data, objectives and concepts, project or product plans, data models, designs, algorithms, strategy statements, business initiatives and relationships, processes, product information or product features, research, product development, production characteristics, testing procedures and results thereof, manufacturing methods, techniques and test results, plant layouts, tooling, engineering evaluations and reports, raw material sources, advertising or sales programs or data, software programs, programming code, and other information, including, without limitation, any trade secrets as defined under United States law, that would give the Company an opportunity to obtain an advantage over its competitors or that the Company takes reasonable steps to keep out of the public domain. “Confidential Information” also includes all information disclosed by Third Parties to the Company or Individual with an expectation of confidentiality or under any terms and conditions in any of the Company’s agreements that require or mandate confidential treatment.

d.“Intellectual Property” means any and all rights now known or hereafter known throughout the universe associated with: (i) works of authorship, including, but not limited to, copyrights, moral rights, and mask work rights; (ii) trademarks, service marks, domain names, trade dress, trade names, and other similar markings, designs, names, logos, or identifiers; (iii) trade secrets; (iv) patents, inventions, designs, algorithms, or methods; (v) equipment or industrial property; (vi) all other intellectual, proprietary, or intangible assets of every kind and nature throughout the universe and however designated, including “rental” rights and rights to remuneration, whether arising by operation of law, contract, license, or otherwise; (vii) all registrations, applications, renewals, extensions, continuations, divisions, divisionals, provisionals, reexaminations, or reissues hereof now or hereafter in force (including any rights in any of the foregoing); (viii) all rights to exclude others from appropriating any of the foregoing, including the rights to sue for and obtain remedies against past, present and future infringements, misappropriation, or misuse of any or all of the foregoing, and rights of priority and protection of interests therein; and (ix) goodwill associated with any of the foregoing.

e.“Third Party” means any and all parents, subsidiaries, affiliates, customers, clients, prospects, agents, representatives, members, distributors, brokers, marketers, partners, co- venturors, suppliers, contractors, subcontractors, consultants, or other persons or entities with which the Company has, or with which the Company communicates regarding, an actual or prospective business relationship, and any other person or entity that discloses information to the Company or Individual with an expectation of confidentiality or under any terms and conditions in any of the Company’s agreements that require or mandate confidential treatment.

f.“Work Product” means all enhancements, improvements, inventions (whether or not patentable), works of authorship, trade secrets, technology, algorithms, methods, devices, products, computer software, programming code, protocols, formulae, compositions, ideas, designs, branding, processes, techniques, know-how, and data developed, conceived, created, or discovered by Individual, either alone or jointly with others.

2.Confidential Information. Individual shall not at any time during or after his or her employment by the Company, to the maximum duration permitted by law, use or disclose Confidential Information for any purpose, except to fulfill his or her employment duties to the

Company in accordance with the Company’s information use and disclosure policies and as directed by the Company. In connection with the foregoing confidentiality obligations, Individual shall use his or her best efforts. Notwithstanding this provision, Individual may disclose Confidential Information if such disclosure is expressly required by a valid and existing order of a court, or a governmental body or agency, within the United States; provided, however, that (i) at least seven (7) days prior to such disclosure, Individual notifies the Company in writing of the prospective order or proceeding giving rise to such order, and (ii) the Company has had the opportunity to prevent or limit such disclosure. In addition, notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Individual from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). It is further understood that Confidential Information shall not include information which is or becomes publically available without breach of this Agreement or breach of a duty owed by Individual to the Company or another Third Party.

3.Company Materials. Individual agrees that during his or her employment with the Company, he or she will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as he or she may be required to do so in connection with performing the duties of his or her employment with the Company and in all instances only in accordance with the Company’s property or information use and disclosure policies and as directed by the Company.

4.Company Property. The Company hereby grants to Individual a limited, revocable, non-exclusive, non-sublicenseable, and non-transferable right and license only during the term of Individual’s employment with the Company to use Company Materials, other Company property, including any Work Product (subject to Section 5 herein), or assets (together, “Company Property”) for the sole purpose of Individual fulfilling his or her employment duties for the Company. “Use” includes the right to utilize the Company Property, but only at Individual’s facilities or as directed by the Company and only in accordance with the Company’s information use and disclosure policies. Nothing in this Agreement shall convey to Individual any further rights, titles, or interests in and to any Company Property or any other Company interests, licenses, or rights. In particular, Individual acknowledges and agrees that he or she shall not decompile, reverse engineer, distribute, convey, provide, make available, or transfer to third parties or persons, or use, Company Property for any other purpose not directly or indirectly associated with the fulfillment of Individual’s employment duties. Individual also agrees that all Company Property shall remain at all times the exclusive property of the Company and/or its suppliers. The Company reserves and retains all rights not expressly granted to Individual herein.

5.Prior Work Product. Individual has provided in Attachment A a complete list of all existing Work Product to which Individual claims ownership as of the date of this Agreement and that Individual desires to specifically clarify are not subject to this Agreement, and Individual represents, acknowledges, and agrees that such list is complete. If no such list is attached to this

Agreement or such list is left blank, Individual represents that he or she has no such Work Product at the time of signing this Agreement.

6.Intellectual Property. Among other duties, Individual acknowledges and agrees that he or she has been employed by the Company for the purpose of (or for a purpose that may potentially include) creating, developing, and making Work Product. Individual will promptly disclose in writing to the Company or to any management personnel or other persons designated by the Company all Work Product during the term of employment with the Company. Individual also agrees that any and all Work Product during the term of employment with the Company shall be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) as well as the Company’s exclusive property under the “employed to invent” principle under the Patent Act (35 U.S.C. §§ et. seq.) to the maximum extent possible. Further, and to the extent any such Work Product does not qualify as works made for hire or as Work Product owned by the Company by default or operation of law, Individual does hereby grant, transfer, assign, convey, and relinquish, nunc pro tunc, and, as created or developed (or as has been created or developed), agrees (or shall have agreed) to grant, transfer, assign, convey, and relinquish to the Company, on an exclusive basis, all of Individual’s worldwide right, title and interest (including, without limitation, all Intellectual Property), free and clear of all claims, liens, and encumbrances, in and to all Work Product that, whether directly or indirectly, (a) relate to the Company’s actual or anticipated business, activities, research or development, (b) are suggested by the business, activities, research, or development of the Company, and/or (c) are created, developed, or conceived using Company facilities, Company resources, or Company Property. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure, and withdrawal, and other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Individual hereby waives such Moral Rights. The assignment contained herein shall be sufficient evidence of the transfer to the Company of the Work Product during the term of Individual’s employment by the Company whether created before or after the date hereof, and may be submitted to the Copyright Office or the Patent and Trademark Office of the United States and other countries evidencing the Company’s ownership of same. Consistent with Individual’s recognition of the Company’s absolute ownership of all Work Product, Individual agrees that Individual shall (i) not use any such Work Product for the benefit of any party or person other than the Company, (ii) provide reasonable assistance with the preparation and prosecution of any Intellectual Property application or maintenance of any Intellectual Property registration, (iii) perform such other acts as the Company may reasonably request to facilitate the Company’s right to protect, maintain, defend, or enforce any Intellectual Property, and (iv) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to confirm waivers and consents, evidence the ownership by or transfer of absolute ownership of all Work Product to the Company, and otherwise perfect the Company’s right, title, and interests in and to Work Product; provided, however, if following seven (7) days’ written notice from the Company, Individual refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to Work Product, Individual hereby appoints any of the Company’s officers or attorneys’ as Individual’s attorney-in-fact to execute such documents on Individual’s behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent. Notwithstanding the foregoing, Individual understands that this

Agreement does not require assignment of any Work Product to the extent such Work Product qualifies for protection under any applicable state or other law limiting the assignment thereof (any such law, an “Invention Law”). In addition, Individual will promptly disclose to the Company all Work Product that Individual believes qualifies under any Invention Law or similar laws (each such Work Product, a “Restricted Invention”). At the time of disclosure of a Restricted Invention Individual will provide to the Company in writing evidence to substantiate the belief that such Work Product qualifies as a Restricted Invention. Individual understands that the Company will keep in confidence any non-public information disclosed in writing to the Company by Individual pursuant to this Agreement relating to Restricted Inventions.

7.Restrictive Covenants. Individual agrees to fully comply with the covenants set forth in this Section 7 (the “Restrictive Covenants”). Individual further acknowledges and agrees that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Intellectual Property, Confidential Information and goodwill.

a.Non-Competition. During the Restricted Period, Individual shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in Competitive Activity (as defined below).

b.Non-Solicitation. Individual agrees that during the Restricted Period, Individual will not, either directly or through any agent or employee, Solicit (as defined below) any employee of the Company to terminate his or her relationship with the Company or to apply for or accept employment with any enterprise engaged in Competitive Activity with the Company, or Solicit any current or prospective customer, supplier, licensee or vendor of the Company to terminate or materially modify its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company.

c.Non-Disparagement. Following the Individual’s Termination Date, (i) the Individual shall not make statements or representations, otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or its former or current officers, directors, employees, advisors, businesses or reputations, (ii) the Company shall instruct its Board members and executive officers to not make public statements or representations, or take any action which may, directly or indirectly, publicly disparage or be damaging to the Individual or his or her reputation. Nothing in this paragraph is intended to undermine any obligations the Individual or the Company may have to comply with applicable law, or prohibit the Individual or the Company from providing truthful testimony or information pursuant to subpoena, court order, discovery demand or similar legal process, or truthfully responding to lawful inquiries by any governmental or regulatory entity.

d.Exception. Nothing in this Section 7 shall prevent Individual, during the Restricted Period and following the Termination Date, from acquiring or holding, solely as a passive investment, publicly traded securities of any competitor corporation so long as such securities do not, in the aggregate, constitute more than 2% of the outstanding securities of such corporation.

e.Interpretation. The Individual acknowledges and agrees that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Intellectual Property and goodwill. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

f.Waiver. At any time, the Board may in its sole and absolute discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by the Board.

g.Definitions. For purposes of this Section 7:

i.“Competitive Activity” means any activity that is (A) directly or indirectly competitive with the business of the Company, as conducted or which has been proposed by management to be conducted within six (6) months prior to termination of Individual’s employment and (B) conducted in the geographic areas in which the Company operates upon Individual’s Termination Date. Competitive Activity also includes, without limitation, accepting employment or a consulting position with any person who is, or at any time within twelve (12) months prior to termination of Individual’s employment has been, a licensee of the Company. For the purposes of this Article V, the business of the Company, as currently conducted, consists of the storage of electricity, energy storage services and energy storage digital intelligence .

ii.“Restricted Period” means while such Individual is in the employment of the Company and (A) with respect to each Individual that is not the Chief Executive Officer, (1) to the extent Individual either (x) is not a participant in the Executive Severance Plan upon termination or (y) is a participant in in the Executive Severance Plan upon termination and such termination of employment occurs outside of the CIC Period (as defined in the Executive Severance Plan), for a period of twelve months thereafter and (2) to the extent Individual is a participant in the Executive Severance Plan upon termination and such termination of employment occurs during the CIC Period, for a period of eighteen months thereafter and (B) with respect to the Chief Executive Officer, (1) upon termination of employment outside of the CIC Period (as defined in the Executive Severance Plan), for a period of eighteen months thereafter and (2) upon termination of employment during the CIC Period, for a period of twenty-four months thereafter.

iii.“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, with respect to any action.

8.Representations and Warranties. Individual represents and warrants that (a) Individual has the legal right to grant the Company the assignment of Individual’s interest in the Work Product as set forth in this Agreement, (b) Individual has not brought and will not bring to Individual’s employment by the Company, or use in connection with such employment, any Work Product or any other information that Individual does not have the right to use for the purpose(s) for which it shall be used in Individual’s employment by the Company, (c) performance by

Individual of all the terms of this Agreement will not breach any non-competition obligations or any agreement to keep in confidence proprietary information acquired by Individual in confidence or in trust prior to Individual’s employment with the Company, and (d) Individual has not entered into, and Individual agrees he or she will not enter into, any agreement either written or oral in conflict herewith or in conflict with Individual’s employment with the Company.

9.Term and Termination. This Agreement commences upon the Effective Date. Notwithstanding the foregoing, Individual understands and agrees that this Agreement applies to the Confidential Information or Company Property received, made accessible, learned, created, conceived, or developed at any time during the term of Individual’s employment by the Company, whether before or after the Effective Date. Further, Individual understands and agrees that with respect to such Confidential Information or Company Property, this Agreement’s particular obligations survive expiration or termination of his or her employment with the Company. Upon expiration or termination of Individual’s employment with the Company, or at any time upon the request of the Company, Individual (as directed by the Company) will surrender to the Company, destroy all other copies in his or her possession, and cease all use of, all Confidential Information and Company Property. Notwithstanding anything to the contrary in this Agreement, Individual acknowledges that he or she is an employee-at-will, that both he or she and the Company may terminate his or her employment at any time, with or without cause and with or without notice, and that no agreement for employment for any specified period of time is valid unless made in writing and signed by the authorized officer of the Company.

10.Defend Trade Secrets Act (DTSA) Notice. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

11.Reasonable Provisions. Individual acknowledges that his or her experience, skills, education and training are readily transferable and can be employed to his or her advantage in many other fields or endeavors, and that consequently, the terms of and compliance with this Agreement will not unreasonably impair Individual’s ability to engage in business or employment activities after the termination of his or her employment with the Company. In addition, Individual acknowledges that the Company is engaged in a highly competitive enterprise and that any unauthorized disclosure or use by Individual of the Confidential Information or Company Property protected under this Agreement, whether during his or her employment with the Company or after his or her termination, would cause immediate, substantial, and irreparable injury to the business and goodwill of the Company. Accordingly, the Parties agree that any breach by Individual of any provision or obligation in this Agreement will cause the Company immediate, material and irreparable injury, and there is no adequate remedy at law for such breach. In such event, the

Company shall be entitled to seek injunctive relief to enforce this Agreement in a court of competent jurisdiction without the posting of a bond. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to receive money damages.

12.Miscellaneous. This Agreement, including its recitals and attachments, constitutes the entire agreement between the Parties with respect to its subject matter. This Agreement may not be modified, except in a writing signed by both Parties. Individual further agrees that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be modified, limited, or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. The Parties agree that this Agreement shall be binding upon Individual and his or her heirs, successors, assigns, and personal representatives, and inures to the benefit of the Company, its successors, and its assigns. Individual may not assign any rights or duties under this Agreement. This Agreement shall be governed by and is to be construed according to the laws of Virginia, exclusive of its or any other jurisdiction’s choice of law principles.

ACKNOWLEDGED & AGREED BY

___________________________________ _________________________________________
Date

FLUENCE ENERGY, INC.

By: _____________________
Name:
Its:

ATTACHMENT A

FLUENCE ENERGY, INC.
4601 Fairfax Drive, Suite 600
Arlington, Virginia 22203

The following is a complete list of any and all Work Product relevant to the subject matter of my (the “Individual’s” (also referenced herein with “I”)) employment with Fluence Energy, Inc. and/or its affiliates and subsidiaries (the “Company”) that have been made, conceived, developed, or first reduced to practice by me (in whole or in part and either alone or jointly with others) prior to my employment with the Company that I desire to clarify are not subject to the Company’s Restrictive Covenants Agreement (the “Agreement”). Capitalized terms not defined in this Attachment A shall have the meanings set forth in the Agreement.

______     No Work Product
______     See below:

_____     Additional sheets attached

Due to confidentiality agreements with a prior employer, I cannot disclose certain
_____        Work Product that would otherwise be included on the above-described list.

I propose to bring to my employment with the Company the following materials and documents of a former employer:

_____        No Work Product

See below:

____________________________________________
Individual Signature

____________________________________________

Name (type or print)